EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Second Quarter 2014 Financial Results

NEW YORK, August 7, 2014 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global diversified holding company, today announced operating results for the second quarter ended June 30, 2014. They are summarized in the following paragraph. For a full discussion of the operating results, please read the Company's Form 10-Q, which can be found at www.steelpartners.com.

SPLP reported revenues of $254.9 million for the quarter, as compared to $218.5 million for the same period of 2013. Income before taxes and equity method investments was $28.0 million in the second quarter of 2014, as compared to $15.8 million in the same period of 2013. Net income attributable to the Company's common unitholders for the second quarter of 2014 was $9.8 million, or $0.34 per diluted common unit, as compared to $16.1 million, or $0.53 per diluted common unit, for the same period in 2013.

For the six months ended June 30, 2014, revenues were $469.2 million as compared to $401.9 million for the same period in 2013. Income before taxes and equity method investments was $39.8 million in the first six months of 2014, as compared to $21.6 million in the same period of 2013. Net loss attributable to the Company's common unitholders for the first six months of 2014 was $2.9 million, or $0.10 per diluted common unit, as compared to net income of $4.1 million, or $0.14 per diluted common unit, for the same period in 2013.

Financial Summary ($000s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$254,949	$218,482	$469,166	$401,944
Costs and Expenses	226,991	202,633	429,410	380,306
Income before taxes and equity method investments	27,958	15,849	39,756	21,638
Income tax provision	9,719	8,062	12,399	8,710
Income (Loss) of associated companies, net of taxes	2,275	13,381	(15,983)	3,013
Income (Loss) from other investments - related party	1,475	(1,227)	1,473	(158)
(Loss) Income from investments held at fair value	(792)	4,388	(3,238)	(4,890)
Net income from continuing operations	21,197	24,329	9,609	10,893
(Loss) Income from discontinued operations	—	(2,582)	42	2,842
Net income	21,197	21,747	9,651	13,735
Income attributable to noncontrolling interests	(11,402)	(5,650)	(12,562)	(9,588)
Net income (loss) attributable to common unit holders	$9,795	$16,097	$(2,911)	$4,147

Net income (loss) per common unit - basic	$0.34	$0.53	$(0.10)	$0.14
Net income (loss) per common unit - diluted	$0.34	$0.53	$(0.10)	$0.14

Segment Results ($000s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Diversified industrial	$195,492	$182,085	$357,339	$331,041
Energy	51,924	28,762	97,083	55,113
Financial services	8,023	7,271	14,989	13,580
Corporate	(490)	364	(245)	2,210
Total	$254,949	$218,482	$469,166	$401,944
Income (loss) from continuing operations before income taxes:
Diversified industrial	$25,815	$31,691	$34,870	$39,519
Energy	9,183	2,349	12,576	6,041
Financial services	5,172	4,680	9,250	8,436
Corporate	(9,254)	(6,329)	(34,688)	(34,393)
Income from continuing operations before income taxes	30,916	32,391	22,008	19,603
Income tax provision	9,719	8,062	12,399	8,710
Net income from continuing operations	$21,197	$24,329	$9,609	$10,893
Income (Loss) from equity method investments:
Diversified industrial	$4,714	$15,073	$5,404	$15,202
Energy	2,874	(80)	1,441	(80)
Corporate	(3,838)	(2,839)	(21,355)	(12,267)
Total	$3,750	$12,154	$(14,510)	$2,855

About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2013 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com